                     ALLENERGY MARKETING COMPANY, LLC
                      Consolidated Income Statements
                        Period Ended June 30, 1997
      (expressed in millions, rounded to hundred thousands of dollars)
                    (Unaudited, subject to adjustment)

                                                  Quarter Six Months
                                              -------     ----------
Revenues                                                 $ 9.0     $30.5
                                                    -----          -----
Operating expenses
   Cost of sales                                           8.7      29.3
   Selling, general and administrative                     3.5       6.1
   Consulting                                              0.3       0.8
   Member service charges                                                                          0.1       0.3
                                                         -----     -----
     Total operating expenses                             12.6      36.5
                                                         -----     -----
Operating loss                                            (3.6)     (6.0)

Interest income                                            0.1       0.1
                                                         -----     -----

Net loss                                                 $(3.5)    $(5.9)
                                                         =====     =====